Filed Pursuant to Rule 433
Registration No. 333-130040
ING GROEP N.V.
(Amsterdam, The Netherlands)
5.775% FIXED/FLOATING ING PERPETUAL DEBT SECURITIES
FINAL PRICING TERMS

AGGREGATE OFFERING AMOUNT:	US$1,000,000,000
EXPECTED RATINGS:	A2/A (STABLE/STABLE)
FORMAT:	SEC Registered (Global)
MATURITY:	Perpetual
SETTLEMENT:	December 8, 2005 (T+4)
SPREAD:	125 basis points
PRICE:	$1,000 per security
PRICE TO PUBLIC:	$1,000,000,000 (US$1,000 per security)
UST SPOT:	99-25+ / 4.525%
INTEREST RATE:	5.775% per annum (payable semi-annually) until December 8, 2015, then quarterly at a floating rate (three month LIBOR plus 168 basis points) subject to redemption
INTEREST PAYMENT DATES:	December 8 and June 8 of each year until December 8, 2015, starting on June 8, 2006. Thereafter, subject to adjustment, on March 8, June 8, September 8 and December 8 of each year
REGULAR RECORD DATES:	15 days before each interest payment date whether or not a business day
FIRST CALL DATE:	December 8, 2015 and every interest payment date thereafter at par plus outstanding amounts
EARLY REDEMPTION DUE TO TAX AND REGULATORY EVENTS:	See preliminary prospectus, dated November 28, 2005, for information about early redemption events
MAKE -WHOLE AMOUNT:	Treasury Rate plus 40 basis points
DENOMINATIONS:	U.S. $1,000
BOOKS:	ING Financial Markets, Merrill Lynch & Co. and Morgan Stanley
CO-MANAGERS:	Banc of America Securities LLC, Citigroup, Goldman, Sachs & Co. and Lehman Brothers

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free:
MORGAN STANLEY : 1 866 718 1649
MERRILL LYNCH : 1 800 248 3580